Exhibit 10.13

Summary Translation of Agreement with Harbin Ding Xin Trading Co., Ltd.

Contract term: 2011-01-01 till 2011-12-31; can be renewed with written consent; Zhejiang Tantech Bamboo Technology Co., Ltd (“Company”) can terminate the Agreement giving Harbin Ding Xin Trading Co., Ltd. (“Supplier”) 30 days’ notice.

Price: the purchase price is fixed within the first 12 months of the Agreement; both parties have the right to negotiate price after the initial 12-month period.

Both parties agree that the annual cost reduction is 5%; the Supplier will supply the products on time, ideally 100% on time; the product packaging shall meet the Company’s requirements; Before the 20th day of each month, the Supplier will provide the account clearing list in written form to the Company and the Company shall confirm within 5 days upon receipt for the Supplier to invoice; the Supplier is fully responsible for the quality of the products; cost of returning of goods and related issues are the full responsibility of the Supplier; if there are any changes in the design of the products, the Supplier shall provide written information to the Company of such changes; any design, tools, patterns, molds, documents, standard, drawings of the products, etc. provided by the Company is considered confidential and cannot be shared with any third party.